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                                                                      EXHIBIT 12

                        CABLEVISION SYSTEMS CORPORATION
        COMPUTATION OF RATIO OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (FIXED CHARGES COVERAGE DEFICIENCIES)

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                                                    Year Ended December 31,
                                   --------------------------------------------------------
                                    1995         1994        1993         1992        1991
                                    ----         ----        ----         ----        ----
Earnings:
 Loss from continuing
  operations.................     $(317,458)   $(315,151)  ($246,782)  ($250,503)  $(227,199)
Add:
 Fixed charges per (B)
  below......................       322,054      269,627     238,109     199,661     264,039
 Amortization of previously
  capitalized interest.......            74          148         138          74          75
Deduct:
 Interest capitalized
  during period..............            --           --          --          --          --
                                  ---------    ---------   ---------   ---------   ---------
 Earnings for computation
  purposes (A)...............     $   4,670    $ (45,376)  $  (8,535)  $ (50,768)  $  36,915
                                  =========    =========   =========   =========   =========
Fixed Charges:
 Interest on indebtedness,
  expensed or capitalized,
  including amortization
  of debt expense............       313,850      263,299     232,434     194,628     258,794
Portion of rents
  representative of the
  interest factor............         8,204        6,328       5,675       5,033       5,245
                                  ---------    ---------   ---------   ---------   ---------
Fixed charges for
 computation purposes (B)....     $ 322,054    $ 269,627   $ 238,109   $ 199,661   $ 264,039
                                  =========    =========   =========   =========   =========
Ratio of earnings to fixed
 charges (A)/(B).............            --           --          --          --          --
Deficiency of earnings
 available to cover fixed
 charges.....................     $(317,384)   $(315,003)  $(246,644)  $(250,429)  $(227,124)
                                  =========    =========   =========   =========   =========
Preferred stock
 dividends (C)...............     $  20,249    $   6,385   $     885   $     885   $   4,464
                                  =========    =========   =========   =========   =========
Ratio of earnings to fixed
 charges and preferred
 stock dividends (A)/(B+C)...            --           --          --          --          --

Deficiency of earnings
 available to cover fixed
 charges and preferred
 stock dividends.............     $(337,633)   $(321,388)  $(247,529)  $(251,314)  $(231,588)
                                  =========    =========   =========   =========   =========
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